EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Flag Financial

Dan Speight (404) 760-7706

FLAG FINANCIAL CORPORATION ANNOUNCES RECEIPT OF

NASDAQ LETTER OF REPRIMAND AND RESOLUTION OF NASDAQ MATTER

Atlanta, Georgia (July 31, 2006) – Flag Financial Corporation (NASDAQ: FLAG) announced today that it had received a letter of reprimand from the Nasdaq Stock Market relating to its previously announced modification of the terms of certain warrants to purchase Flag Financial’s common stock in connection with its 2005 acquisition of First Capital Bancorp as set forth in an 8-K filing dated August 16, 2005. The letter relates to the previously disclosed violation of Nasdaq Rule 4350(i) which required prior shareholder approval of the transaction described in the filing. The letter acknowledged that Flag Financial’s violation of Rule 4350(i) was inadvertent and that Flag Financial’s shareholders have subsequently ratified the warrant modification. The issuance and disclosure of the letter of reprimand completes Nasdaq’s review of Flag Financial’s compliance with Rule 4350(i) with respect to the warrant modification and does not affect the listing or trading status of Flag Financial’s common stock on the Nasdaq Stock Market.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank (www.flagbank.com). The Flag Financial franchise consists of 26 offices, including 17 full-service banking offices and five mortgage/loan production offices in 14 counties in Georgia. Flag Financial’s common stock is traded on the Nasdaq Stock Market under the ticker “FLAG.”

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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